EX‑35.5

(logo) ncb National Cooperative Bank	2011 Crystal Drive Suite 8oo Arlington, Virginia 22202 TEL (703) 302-8000 TOLL (8oo) 955-9622 FAX (703) 647-3460

Wells Fargo Bank, NA, as Certificate Administrator and

Rule 17g-5 Information Provider

Attn: Compliance Manager

9062 Old Annapolis Road

Columbia, MD 21045

RE:           Annual Statement as to Compliance

WFRBS 2014 C20

Dear Sir/Madam:

In accordance with the Pooling and Servicing Agreement entered into in connection with the issuance of the Commercial Mortgage Pass-Through Certificates Series 2014-C20, as an authorized officer of National Cooperative Bank, N.A. (the "NCB Master Servicer"), I hereby certify pursuant to Section 11.12 thereof that:

a.   A review of the activities of the NCB Master Servicer during the preceding calendar year and of its performance under the Pooling and Servicing Agreement has been made under my supervision.

b.   To the best of my knowledge, based on these reviews, the NCB Master Servicer has fulfilled all obligations under this agreement in all material respects throughout the year.

Please note that the annual financial statement will be sent under separate cover on or before March 31, 2015.

Best regards,

/s/  Karyn Mann

Karyn Mann

Senior Vice President, Investor Compliance

 National Cooperative Bank, N.A

www.ncb.coop	Banking & Financial Services Cooperative Expansion Economic Development

Banking products and services provided by National Cooperative Bank, N.A. Member FDIC.